Exhibit 10.12

AMENDMENT No. 2 to LICENSE AGREEMENT

Amendment No. 2 made and effective as of November 4, 2010 to the License Agreement dated June 12, 2007 entered into by and between IASO Pharma Inc. (formerly Pacific Beach Biosciences, Inc.), a Delaware corporation having a place of business at 12707 High Bluff Drive, Suite 200, San Diego, CA 92130 (“Company”) and Dong Wha Pharm. Co. Ltd., a Korean corporation having a place of business at 5 Soonwha-dong, Joong-ku, Seoul 100-130, Korea (“Licensor”).

WITNESSETH:

WHEREAS, Company and Licensor are party to a License Agreement dated as of June 12th 2007, as amended by Amendment No. 1 thereto dated as of April 22, 2008 (the “License Agreement”), pursuant to which Company is developing DW-224a;

WHEREAS, the parties now desire to further amend the License Agreement in certain respects on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the License Agreement and otherwise agree as follows:

1.

Unless otherwise set forth in this Amendment No. 2, each capitalized term and abbreviation has the meaning set forth in the License Agreement.

2.

Amendments

A.  Section 4.1 of the License Agreement is hereby amended to add the following as a new subsection 4.1.3:

4.1.3   The Company shall pay to Licensor the additional sum of US$200,000 by February 28, 2011 as consideration for the Company’s failure to timely achieve the Development Milestone related to the Onset of a Phase II Clinical Trial for the Oral Formulation Product pursuant to Section 7.4.2(a) and to cure any breach that resulted from such failure. The Company waives any right to terminate this License Agreement prior to March 1, 2011. Time is of the essence with respect to this payment. If Company fails to make this payment on or before February 28, 2011, such failure shall be deemed to be a material breach of this Agreement which Company shall have no right to cure and Licensor shall have the right to terminate this Agreement any time within ninety (90) days following such date, which termination shall be effective immediately upon delivery of written notice. Licensor 46;s right to terminate shall apply in all events, even if the failure is due to reason(s) beyond the reasonable control of Company.

B.  Section 7.4.2(a) of the License Agreement is hereby replaced in its entirety with the following:

Onset of a Phase II Clinical Trial for the Oral Formulation Product by September 12, 2008. The parties acknowledge and agree that such date was extended until March 12, 2010 through the purchase by Company of all six of the Extension Periods and that there are no remaining Extension Periods. The parties further acknowledge and agree that despite the delay between the initiation of the PB-101 Phase II CAP Study (as defined in Section 7.4.5 below) and the Onset of the PB-101 Phase II CAP Study, Company shall be deemed to have achieved this Development Milestone.

C.  Section 7.4 of the License Agreement is hereby amended to add the following as new subsections 7.4.5 and 7.4.6:

7.4.5   In addition to the Development Milestones and without limiting the generality of Section 7.4.1, Company, its Affiliate or its Sublicensee shall complete enrollment into study PB-101-200, Company’s Phase II Clinical Trial for Community Acquired Pneumonia (the “PB-101 Phase II CAP Study”) by no later than April 30, 2012 (the “PB-101 Phase II Enrollment Milestone”) and provide Licensor with a draft clinical study report on the PB-101 Phase II CAP Study (the “PB-101 Phase II Data Milestone” and together with the PB-101 Phase II Enrollment Milestone, the “PB-101 Phase II Milestones”) by no later July 31, 2012. For purposes hereof, enrollment in the PB-101 Phase II CAP Study shall be deemed to be completed upon the first dosing of the last patient in the PB-101 Phase II CAP Study. Notwithstanding anything to t he contrary contained herein, if Company fails to achieve the PB-101 Phase II Enrollment Milestone by April 30, 2012 or the PB-101 Phase II Data Milestone by July 31, 2012, such failure shall be deemed to be a material breach of this Agreement which Company shall have no right to cure and Licensor shall have the right to terminate this Agreement anytime within ninety (90) days following April 30, 2012 or July 31, 2012, as the case may be, which termination shall be effective immediately upon delivery of written notice. For further clarification, time is of the essence with respect to the deadlines set forth in this Section 7.4.5 and the obligations of Company and the right of Licensor to terminate provided above shall apply in all events, even if the failure is due to reason(s) beyond the reasonable control of Company, its Sublicensee or their respective Affiliates.

7.4.6   In addition to the Development Milestones and the PB-101 Phase II Milestones, Company shall complete a bona fide financing in which it receives net cash proceeds (after deducting transaction expenses) of at least US$10,000,000 from the sale of its equity securities to one or more investors (the “Financing Milestone”) by no later than February 28, 2011. Notwithstanding anything to the contrary contained herein, if Company fails to achieve the Financing Milestone by February 28, 2011, such failure shall be deemed to be a material breach of this Agreement which Company shall have no right to cure and Licensor shall have the right to terminate this Agreement anytime within ninety (90) days following February 28, 2011, which termination shall be effective immediately upon delivery of written notice. For further clarification, time is of the essence with respect to the deadline set forth in this Section 7.4.6 and the obligations of

Company and the right of Licensor to terminate provided above shall apply in all events, even if the failure is due to reason(s) beyond the reasonable control of Company.

D.  Section 13 of the License Agreement is hereby amended to add the following as a new section 13.10:

13.10 Board Representation. Company hereby agrees to cause a designee of Licensor, which initial designee shall be Jai Jun (Matthew) Choung, to be elected as a member of Company’s board of directors and Company further agrees to use its best efforts throughout the term of this Agreement to include such designee of Licensor in the management slate for election as a director at every stockholders meeting during the term of this Agreement at which such designee’s term as a director would otherwise expire.

3.

Representations and Warranties.

(a)

Each party hereby represents and warrants to the other party as follows:

i)

This Amendment has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

ii)

All necessary consents, approvals and authorizations of all governmental authorities and other entities required to be obtained by such party in connection with this Amendment have been obtained.

(b)

Licensor hereby represents and warrants to Company as follows:

i)

The License Agreement is in full force and effect in accordance with its terms.  After giving effect to this Amendment, to Licensor’s knowledge, there exist no breaches, defaults or events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify the License Agreement.

4.

Except as expressly modified by this Amendment No. 2, all of the terms and conditions of the License Agreement shall continue in effect.

IN WITNESS WHEREOF, Company and Licensor, intending to be bound, have executed this Amendment No. 2 by their duly authorized representatives, and this Amendment No. 2 shall be part of the License Agreement between the parties as of the date first written above.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

IASO Pharma Inc.

By:	/s/ Matthew A. Wikler

Name:	Matthew A. Wikler

Title:	President & CEO

Dong Wha Pharm. Co. Ltd.,

By:	/s/ Chang Soo Cho

Name:	Chang Soo Cho

Title:	President & CEO

In addition to the guaranty provided by the undersigned in the License Agreement, the undersigned hereby unconditionally guarantees to Licensor for the benefit of Company the full and prompt payment of the amount set forth in Section 4.1.3 of the License Agreement as amended by this Amendment No. 2.

Paramount Biosciences LLC

By:	/s/ Lindsay A. Rosenwald

Name:	Lindsay A. Rosenwald

Title:	Sole Member